Amerityre’s Chinese OTR Retread Partner Ahead of Schedule

Also sees potential for expansion into complete polyurethane tires

Boulder City, Nevada (January 30, 2007) – Amerityre Corporation (NASDAQ: AMTY), a leading developer of polyurethane elastomer tire technologies, today reported that its Chinese licensee, Qingdao Qizhou Rubber Company, LTD. (Qingdao), estimates it is approximately two months ahead of schedule in the construction of its OTR polyurethane elastomer retread facility in Shandong Province. The construction project, commenced in September 2006, was originally targeted for completion in September 2007.

Qingdao has signed a license agreement to initially manufacture polyurethane elastomer retreads for three large-size tires used in mining operations, using Amerityre’s innovative retreading process.  The proposed retread facility will have an estimated maximum production capacity of approximately 10,000 units and use between 7.7 million and 16.5 million pounds of polyurethane elastomer tread material based on the production mix. Qingdao has expressed interest in entering into discussions to further expand its license agreement with the Company to include complete pneumatic tire manufacturing using the Company’s patented manufacturing technology and proprietary chemical formulations.

The Company is assisting Qingdao with the design and purchase of the necessary manufacturing equipment and is also providing engineering and technical support to Qingdao to build and launch the facility consistent with the company’s manufacturing processes.  The Company will be the exclusive supplier of polyurethane chemical materials to Qingdao for manufacture of products specified by the license agreements.

“We are pleased with the progress that Qingdao Qizhou Rubber has made on the construction of the facility,” commented Company COO Gary Benninger, who recently returned from a site visit.  “Mr. Zhang is extremely committed to bringing the plant into production as soon as possible. In addition, he’s very excited by the potential for an expansion of the terms of the agreement between our companies.”

About Amerityre

Amerityre is actively engaged in the development of revolutionary new polyurethane elastomer tire technologies. Amerityre is commercializing its technologies through licensing agreements with strategic partners, co-development projects and the sale of equipment and its proprietary chemical formulations.

For more information on Amerityre, visit its website at www.amerityre.com

This release may contain statements that are forward-looking. Such statements, including those related to the prospects for and/or the benefits of Amerityre’s technology, materials, license and/or development agreements are made based upon current expectations that are subject to risks and uncertainties. Such risks and uncertainties include the factors discussed in our Annual Report on Form 10-K for the year ended June 30, 2006, as well as Forms 10-Q and other filings with the Securities and Exchange Commission. Amerityre does not undertake to update forward-looking statements in this news release to reflect actual results of and changes in assumptions or changes in other factors affecting such forward-looking information.

Company Contact:

David P. Martin

dpmartin@amerityre.com

(702) 293-1930 x121

CCG Contact:

Sean Collins, Senior Partner

CCG Investor Relations and Strategic Communications

(310) 477-9800

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